Exhibit 10.4

4 West 4th Ave. Suite 400 San Mateo, CA 94402	(650) 458-2670 Tel. (415) 875-7075 Fax

March 21, 2013

Daron Evans

[ADDRESS]

Dear Daron:

This letter agreement (this “Agreement”) is intended to confirm our recent discussions concerning amending the terms of your employment with Nile Therapeutics, Inc. ( “Nile” or the “Company”), as follows:

1.	Deferral of Base Salary. With respect to your current monthly base salary (the “Base Salary”) of $22,916.66, commencing February 1, 2013, the Company shall only be obligated to pay to you $100 of such monthly Base Salary, and you agree that the balance of the Base Salary shall be deferred and shall be paid to you, if ever, upon completion of an Interim Financing Event (as defined below) prior to December 31, 2013, subject to your continued employment with the Company on the date of such Interim Financing Event.

2.	Change of Control Bonus. In consideration of your agreement to the Base Salary deferral described above, you will be entitled to receive a Change of Control Bonus if the Company completes a Change of Control Transaction (as defined below) prior to December 31, 2013, as follows:

(a)	Upon a Change of Control Transaction in which either (i) the outstanding shares of the Company’s common stock are exchanged for securities of another corporation, or (ii) the Company issues shares of its common stock, with no securities or other consideration paid or payable to holders of the Company’s common stock (e.g., a merger transaction in which the Company acquires another corporation in exchange for shares of the Company’s common stock), then you will be entitled to receive, immediately prior to the effective time of the Change of Control Transaction, a number of shares of the Company’s common stock equal to 4.5% of the shares of the Company’s common stock then outstanding on a fully-diluted basis.

(b)	Upon a Change of Control Transaction other than as described in the preceding paragraph, then you will be entitled to receive a cash payment, on the date of such Change of Control Transaction, equal to 4.5% of the applicable Change of Control Proceeds (as defined below).

For the avoidance of doubt, in the event the Company completes more than one Change of Control Transaction prior to December 31, 2013, only one Change of Control Bonus shall be payable pursuant to this Agreement.

3.	Termination of Severance Benefits under Prior Agreement. In consideration of the foregoing, the Company shall have no further obligations pursuant to that certain Severance Benefits Agreement dated July 24, 2010 (the “Prior Agreement”). For the avoidance of doubt, by executing this Agreement, you will be waiving any rights to future payments pursuant to the Prior Agreement. Notwithstanding the foregoing, Sections 1 and 2 of the Prior Agreement shall remain in full force and effect following your execution of this Agreement.

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4.	Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)	“Change of Control Transaction” means the consummation of:

(i)	a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(ii)	sale, lease, exclusive worldwide license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this subparagraph, “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

Notwithstanding the foregoing, a Change of Control Transaction shall not include any transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities.

(b)	“Change of Control Proceeds” means with respect to any Change of Control Transaction and without duplication, all cash and the fair market value on the effective date of such transaction, as determined in good faith by the Board, of all other property actually paid, directly or indirectly, by a third party or the Company to the Company’s stockholders in respect of their shares (or to the Company in the case of a Change of Control Transaction structured as an asset sale or similar transaction), but excluding any expenses incurred by the Company in connection with such transaction. To the extent the payment of the amounts described in the preceding sentence are subject to future contingencies (e.g., earn-outs, milestones, etc.), then such amounts shall not be deemed Change of Control Proceeds until such time as such payments are actually made to the Company or its stockholders; provided, however that in no event shall such payments be paid later than five years from the Change of Control Transaction.

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(c)	“Interim Financing Event” means the consummation on or before December 31, 2013, of one or more transactions pursuant to which the Company shall have received, whether by a financing, strategic transaction or another means (or any combination thereof), an aggregate of at least $1,000,000 in gross cash proceeds. For the avoidance of doubt, a Change of Control Transaction shall constitute an Interim Financing Event if it otherwise satisfies the conditions described in the preceding sentence.

5.	Certain Tax Provisions.

(a)	409A. Payments, if any, pursuant to the Deferral of Base Salary provisions in Section 1 above, are intended to comply with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and therefore such payments must be paid no later than March 15, 2014.

Payments, if any, pursuant to the Change of Control Bonus provisions in Section 2 above, or any other payment otherwise required under a plan or arrangement of the Company to be made to you after a termination of your employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (a) six months after the date of your “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payment(s) can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Company shall pay you, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. Such delay, to the extent required, will not affect the timing of any installments or other payments otherwise payable after the delay period imposed under Section 409A of the Code. In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, the Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code.

(b)	Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between you and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section 5(b) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 5(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(b). If this Section 5(b) is applied to reduce an amount payable to the you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

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If you find the foregoing acceptable, please kindly so indicate by executing and dating the attached copy of this Agreement in the space provided and returning a copy to me at your earliest convenience.

Very truly yours,

NILE THERAPEUTICS, INC.

/s/ Darlene Horton, M.D.
Darlene Horton, M.D.
Chief Executive Officer

Agreed and accepted this
21st day of March, 2013:

/s/ Daron Evans
Daron Evans

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